EXHIBIT 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE

NRG Closes $3.9 Billion Refinancing of 1st Lien Facilities,

Simplifies Capital Structure and Extends Debt Maturities

PRINCETON, NJ; July 5, 2011—NRG Energy, Inc. (NRG: NYSE) has concluded the refinancing of $3.9 billion of its first lien facilities. The first lien structure now includes a $2.3 billion revolving credit facility maturing in 2016 and $1.6 billion Term Loan B facility maturing in 2018.

NRG’s new revolving credit facility will be used to provide for NRG’s letter of credit (LC) requirements and also serves as a source of additional cash liquidity. The new Term Loan B facility refinances two existing term loan tranches with a single facility maturing in 2018.

“With this refinancing, NRG has significantly extended its maturity profile, with all recourse debt now maturing after 2016,” said Christian Schade, NRG’s Chief Financial Officer. “Through this process we have also better aligned a more simplified covenant structure across our first lien and more recently issued senior note indentures. Our expectation is for these structures to allow for more flexibility to provide greater return of capital to all stakeholders.”

The highlights of the refinancing include:

•                  The new $2.3 billion revolving credit facility due 2016 replaces $1 billion revolver due 2015 and $1.3 billion Term LC facility.

•                  The new $1.6 billion Term Loan B due 2018 replaces a $1 billion Term Loan B due 2013 and a $600 million due 2015.

•                  Simplified first lien covenant structure includes removal of investment basket restrictions and cash flow sweep mechanism permitting a more efficient allocation of capital.

Also, as part of the refinancing, NRG recently completed the previously announced tender and redemption of its 7.375% senior notes due in 2016. The refinancing of those senior notes is part of an ongoing strategy to achieve greater covenant relief to be concluded once outstanding senior notes due in 2017 are redeemed.

About NRG

NRG Energy, Inc. is a Fortune 500 and S&P 500 Index company that owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide 25,000 megawatts of generation capacity—enough to supply approximately 20 million homes. NRG’s retail businesses—Reliant Energy and Green Mountain Energy Company—serve more than 1.8 million residential, business, commercial and industrial customers. With major investments in solar and wind power, as well as electric vehicle infrastructure, NRG is working to help America transition to a clean energy economy. More information is available at www.nrgenergy.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions include expectations regarding NRG’s capital allocation plan and include statements which typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale and retail power markets, changes in government regulation of markets and of environmental emissions, and the condition of the capital markets and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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NRG Media Contacts:

Meredith Moore, 609.524.4522

Lori Neuman, 609.524.4525

NRG Investor Relations Contacts:

Nahla Azmy, 609.524.4526

Stefan Kimball, 609.524.4527

Erin Gilli, 609.524.4528